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                                                               EXHIBIT 5

Enserch Exploration, Inc.
4849 Greenville Avenue, Suite 1200
Dallas, Texas 75206-4186                                   Robert L. Jay
Telephone 214/987-7880                     Assistant Corporate Secretary


                        December 11, 1997






Enserch Exploration, Inc.
2700 CityWest Blvd., Suite 1400
Houston, Texas 77042

Gentlemen:

     As an Assistant Corporate Secretary of Enserch Exploration, Inc. (the "Company") and an attorney licensed to practice law in the State of Texas, I have acted in your behalf in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 1,500,000 shares of the Company Common Stock, $.01 par value per share, for issuance pursuant to the 1997 Non Officer Stock Option Plan (the "Plan").

     Based upon examination of such corporate records, documents and questions of law as I have considered it necessary to examine in order to give this opinion, I am pleased to advise you that in my opinion:

     (a) the Company has been duly organized and is a validly existing corporation under the laws of the State of Texas.

     (b) The securities being registered will, when sold in accordance with the terms of the Plan, be legally issued, fully paid and non-assessable and conform to the statements made with respect thereto in the Prospectus.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ Robert L. Jay

                                   Robert L. Jay